Exhibit 10.27

OGE ENERGY CORP.

AMENDMENT NO. 2 TO THE OGE ENERGY CORP.

2003 STOCK INCENTIVE PLAN

DATED NOVEMBER 15, 2006

OGE Energy Corp., an Oklahoma corporation (the “Company”), by action of its Board of Directors taken in accordance with the authority granted to it by Section 11 of the OGE Energy Corp. 2003 Stock Incentive Plan (the “Plan”), hereby amends the Plan in the following respect effective as of November 15, 2006:

1. The third paragraph of Section 3 is deleted in its entirety and the following is inserted in lieu thereof:

In the event of any change in corporate capitalization, such as a stock split or dividend, or a corporate transaction, such as any merger, consolidation, share exchange, separation, including a spinoff, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board will make such substitution or adjustments in the number and kind of shares reserved for issuance under the Plan in the aggregate or to any participant, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

IN WITNESS WHEREOF, OGE Energy Corp. has caused this instrument to be signed in its name by a duly authorized officer on this 15th day of November, 2006.

OGE Energy Corp.

By: /s/ Carla D. Brockman
Carla D. Brockman
Vice President - Administration / Corporate Secretary